February 21, 2001

Certified Mail
Return Receipt Requested

Kathy Sweeny, Vice President
Brandywine Realty Trust
10,000 Midlantic Drive
Suite 300 West
Mount Laurel, NJ 08054

    Re: QAD, Inc.

Dear Ms. Sweeny:

    Our firm is counsel to QAD, Inc. in connection with its lease at premises located at 10,000 Midlantic Drive, Suite 200, Mount Laurel, New Jersey (the "Lease"), as amended. Pursuant to Exhibit E of said Lease, this letter shall constitute notice to Landlord that Tenant exercises its option to extend the terms of the Lease for an additional term of five (5) years under the terms and conditions set forth in Exhibit E.

    I note that the Fourth Amendment to the Lease, dated the 14th day of July, 1998, requires notices to be sent to Brandywine Realty Trust, Plaza 1000 at Main Street, Suite 400, Voorhees, New Jersey 08043, Attention: John M. Adderly, Jr., Senior Vice President. I have been informed that Brandywine no longer maintains an office at those premises, and that John Adderly is no longer with your company. Accordingly, I am sending this notice, certified mail to you, at your current address. I ask that if this notice is deemed deficient in any way, that you contact me immediately and I will send a copy of this notice to the address set forth in the Fourth Amendment to the Lease.

    Upon receipt of this letter, please contact me so that we may discuss the particulars of the extension and the coordination of the refurbishment of the leased premises.

Very truly yours,
FLASTER/GREENBERG P.C.
/s/ PETER R. SPIRGEL
Peter R. Spirgel

PRS:jr

cc:
John Sarkasian
Michael Dale